EXHIBIT 23.2


The Board of Directors
Bull Run Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-91296 and 33-91298) on Form S-8 of Bull Run Corporation of our report dated February 10, 1997 with respect to the balance sheets of Capital Sports Properties, Inc. as of June 30, 1996 and December 31, 1995, and the related statements of earnings, changes in stockholders' equity, and cash flows for the six-months ended June 30, 1996 and each of the years in the two-year period ended December 31, 1995, which report appears in the December 31, 1996 annual report on Form 10-KSB of Bull Run Corporation.



                                            /s/  KPMG PEAT MARWICK LLP

Stamford, Connecticut
March 21, 1997